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                                                                            (n)

                    HARDING LOEVNER FUNDS, INC. (THE "FUND")

                     MULTIPLE CLASS EXPENSE ALLOCATION PLAN
                         ADOPTED PURSUANT TO RULE 18F-3

         WHEREAS, the Fund, a corporation organized under the laws of the State of Maryland, engages in business as an open-end management investment company and is or will be registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, the Fund is authorized to (i) issue shares ("Shares") in separate series, with the Shares of each such series representing the interests in a separate portfolio of securities and other assets, and (ii) divide the Shares within each such series into two or more classes;

         WHEREAS, the Fund has established two participating portfolio series as of the date hereof, the International Equity Portfolio and the Global Equity Portfolio (each a "Portfolio" and collectively the "Portfolios"), and two classes thereof designated as the "Institutional Class" and the "Investor Class" shares; and

         WHEREAS, the Directors have determined to operate pursuant to Rule 18f-3 under the Act and pursuant to such Rule the Board of Directors as a whole, and the Directors who are not interested persons of the Fund (as defined in the Act) (the "Qualified Directors"), has determined in the exercise of their reasonable business judgment that this Plan is in the best interest of each class of the Portfolios individually and the Portfolios as a whole;

         NOW, THEREFORE, the Fund hereby adopts this Plan in accordance with Rule 18f-3 under the Act, on the following terms and conditions:

         1. CLASS DIFFERENCES. Each class of Shares of each Portfolio shall represent interests in the same portfolio of investments of the Portfolios and shall be identical in all respects, and except as otherwise set forth in this Plan, shall differ solely with respect to: (i) arrangements for shareholder and distribution services, or both, as provided for in Sections 2 and 3 of this Plan; (ii) the exclusive right of a class to vote on certain matters relating to any Shareholder Servicing Plan or Plan of Distribution adopted by the Fund with respect to such class; (iii) such differences relating to purchase minimums, sales charges and eligible investors as may be set forth in the prospectuses and Statement of Additional Information of the Portfolios, as the same may be amended or supplemented from time to time (the "Prospectuses" and "SAI"); (iv) the differences in any exchange privileges or conversion features of the classes of Shares in effect from time to time; and (v) the designation of each class of shares.

         2. DIFFERENCES IN SHAREHOLDER AND DISTRIBUTION SERVICES. Each class of Shares of shall have a different arrangement for shareholder and distribution services, or both, as follows:

                  Institutional Class Shares shall be sold without a sales charge and such Shares shall not be subject to a 12b-1 fee or a shareholder servicing fee. Investor Class Shares shall be sold without a sales charge, but shall be subject to a 12b-1 fee of up to 0.25% of the net assets of the Portfolios allocable to such class of Shares and a shareholder servicing fee of 0.15% of the net assets of the Portfolios allocable to such class of Shares.

         3. ALLOCATION OF EXPENSES. Expenses of the Portfolios shall be allocated as follows:

                  (a) Class Expenses. Expenses relating to different arrangements for shareholder and distribution services shall be allocated to and paid by that class.

                  (b) Other Allocations. All expenses of the Portfolios not allocated to a particular class pursuant to Sections 2 and 3(a) of this Plan shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Portfolios. Notwithstanding the foregoing, the underwriter, adviser, or other provider of services to a Portfolio may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the Act; provided, however, that the Board shall monitor the use of such waivers or reimbursements intended to differ by class.

         4. TERM AND TERMINATION.

                  (a) Portfolios. This Plan shall become effective with respect to the Shares of the Portfolios as of the date on which an amendment to the Registration Statement on Form N-1A with respect to the Shares becomes effective under the Securities Act of 1933, as amended.

                   (b) Termination. This Plan may be terminated at any time with respect to the Fund or any Portfolio or class thereof, as the case may be, by vote of a majority of both the Directors of the Fund and the Qualified Directors. The Plan may remain in effect with respect to a Portfolio or class thereof even if it has been terminated in accordance with this Section 4(c) with respect to one or more other Portfolios of the Fund.

         5. AMENDMENTS. Any material amendment to this Plan shall require the affirmative vote of a majority of both the Directors of the Fund and the Qualified Directors.


Dated: March 22, 2005